Exhibit 99.1

Form 4 Joint Filer Information

Name:	Stevns Trust

Address:	Wessex House – 5th Floor
45 Reid Street
Hamilton, Bermuda HM12

Designated Filer:	CGI Magyar Holdings LLC

Issuer & Ticker Symbol:	Compass Diversified Holdings (CODI)

Date of Event Requiring Statement:	March 8, 2024

Stevns Trust
By:	Kattegat Private Trustees (Bermuda) Limited, its co-trustee
By:	Hamilton Trust Company Limited, its co-trustee

By:	/s/ Linda Longworth, Director